Exhibit 10.2

EXHIBIT A

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is dated as of May 1, 2023 (the “Effective Date”) and is entered into by and between Dominari Holdings Inc. (“Dominari”) and Matthew B. McCullough (“Executive”).

WHEREAS, Executive has requested that Dominari make a loan to Executive (the “Loan”). Dominari has agreed to make the Loan, in an amount that has been agreed upon by Dominari and Executive, as set forth herein (the “Loan Amount”), subject to the terms and conditions set forth in this Agreement and provided that Executive agrees to repay the Loan in accordance with this Agreement and otherwise agrees to comply with Executive’s obligations under this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable considerations, the receipt, sufficiency and adequacy of which are hereby acknowledged, Dominari and Executive agree as follows:

1. Loan.

1.1. Amount and Condition to Loan. Upon Executive executing and delivering to Dominari this Agreement and the Loan Schedule and Acknowledgement specifying the Loan Amount (the “LSA”), which is attached hereto as Appendix A and is hereby incorporated by reference herein, Dominari shall lend the Loan Amount to Executive.

1.2. Interest Rate. The Loan Amount shall bear interest at the rate of 3.57% per annum (the current mid-term Applicable Federal Rate (AFR) published by the Internal Revenue Service) and shall be fixed for the term of the Loan as of the Effective Date (the “Interest Rate”). Interest shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

1.3. Repayment of Loan.

(a) Executive shall pay a loan payment amount of principal and interest (the “Payment”), which will be charged to or due from the Executive each month, as set forth in the attached Loan Amortization Schedule (the “Schedule”), which Schedule is incorporated herein. Except as otherwise provided herein, the due dates of the first and last Payments are as set out in the LSA. As long as the Executive is employed with Dominari, each Payment will be offset in equal monthly installments from any salary, commission, bonus, award, or any other compensation of the Executive as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder(“Section 409A”), as outlined in the Schedule, provided that any such offset is done in accordance with applicable law and does not result in the Executive receiving wages that are less than the minimum wage or any applicable minimum wage threshold, or in contravention of other any governing requirements under federal, state or local law. Notwithstanding the foregoing, to the fullest extent permitted by law, Executive additionally authorizes Dominari to offset the Payments, as outlined in the Schedule, on a monthly basis in advance of when they are due from any aftertax proceeds from salary, commission, bonus, award, or other compensation payable to Executive, other than deferred compensation as defined in Section 409A. All amounts prepaid to Dominari shall be applied as Payments.

(b) Executive may at any time during the term of this Agreement repay the outstanding Loan Amount, together with all accrued and unpaid interest and all other amounts outstanding hereunder, including, without limitation, those set forth in the LSA and Schedule, and terminate this Agreement without penalty. Any such payment shall be made in cash in U.S. dollars by wire transfer to an account of Dominari identified in writing to Executive by Dominari. Upon Executive’s payment in cash in U.S. dollars of the Loan, all accrued interest thereon and all other amounts due with respect thereto hereunder, Executive will have paid in full the Loan and no longer be required to make any further Payments.

2. Representations and Warranties, Agreements.

2.1. Executive will comply with all the terms and conditions of this Agreement and any other documents executed pursuant hereto, and will, if requested by Dominari, execute all instruments and perform all other acts necessary or desired by Dominari in its sole discretion to consummate the terms and transactions contemplated hereby.

2.2. Executive has the full capacity and authority to enter into this Agreement and to comply with these provisions.

2.3. There is no material action, suit, proceeding, inquiry or investigation, at law or in equity, before any court, public body, or applicable regulatory body, pending or, to the best of Executive’s knowledge, threatened which seeks to restrain or enjoin Executive from entering into or complying with the Agreement, or Executive’s employment with Dominari and any activities in connection therewith.

2.4. To the extent permitted by law, Executive hereby releases and holds Dominari and its affiliates harmless from any claim arising out of Executive’s actions or omissions in connection with the Loan, including but not limited to Executive’s activities financed by this Loan. This Section 2.4 shall survive the termination of this Agreement.

2.5. Executive is solvent (which means Executive is able to pay Executive’s debts as they come due) and no proceeding under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution of substantially all assets, composition or other relief with respect to Executive’s debts has been initiated on a voluntary or involuntary basis in the last ten (10) years or is contemplated by Executive as of the Effective Date.

2.6. Executive has disclosed to Dominari all material facts and has not failed to disclose any material fact that could cause any representations or warranty made herein to be materially misleading.

3. Event of Default. The occurrence of any one or more of the following events will, at the option of Dominari, constitute an event of default (each, an “Event of Default”) hereunder:

(a) Executive’s breach of or other failure to perform any terms of this Agreement, Executive’s Employment Agreement with Dominari (the “Executive Agreement”), or any other agreement entered into by Executive and Dominari or any affiliate thereof;

(b) Any warranty, representation or other statement made by, or on behalf of, Executive contained in this Agreement or in any information furnished in compliance with or in reference to this Agreement or the Executive Agreement is deemed by Dominari in its sole discretion to be false or misleading;

(c) Executive’s employment with Dominari terminates, for any reason whatsoever, including but not limited to Dominari termination of the relationship at any time, including with respect to Executive’s death or permanent disability, except to the extent provided in Section 14.1 below, while any part of the Loan, including accrued interest, remains outstanding;

(d) Executive’s failure to remain registered as described in Section 7 below or is indicted for any crime under applicable law;

(e) Executive’s bankruptcy, insolvency, the appointment of a receiver for any part of Executive’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceedings under bankruptcy or insolvency laws by or against Executive; or

(f) Executive does not pay any amounts due under Section 1.3 hereof, and Dominari in its discretion declares an Event of Default for such failure to pay under Section 1.3 hereof.

4. Remedies. Upon the occurrence of any Event of Default, Dominari shall have the right, at any time thereafter, to pursue any of the following remedies separately, successively or simultaneously:

(a) Discharge Dominari’s responsibilities to Executive under this Agreement and declare the outstanding balance of the Loan, any accrued interest on the Loan, and any or all other indebtedness then owing by Executive to Dominari immediately due and payable without presentation, demand for payment, notice of dishonor, protest, or notice of protest of any kind, all of which Executive hereby expressly waives, and institute proceedings for collection. Upon the occurrence of an Event of Default, interest shall accrue on all outstanding principal and interest under this Loan at a rate of ten percent (10%) per annum (the “Default Rate”); and

(b) File for arbitration (or suit if appropriate) under such terms and procedures as determined by Dominari in its sole discretion, and obtain judgement and, in conjunction with any action, Dominari may seek ancillary remedies provided by law, including levy of attachment and garnishment, and any and all attorneys’ fees, expenses and costs.

5. Additional Remedies. Upon an Event of Default, Executive acknowledges and agrees that:

(a) Dominari shall be entitled to any costs of collection, including reasonable internal and external attorneys’ fees and the cost of defending any counterclaims. Said cost of collection shall include all incidental legal expense, travel costs, and forum costs, including such costs described in Section 6 below;

(b) Dominari reserves the right, without foreclosing any other remedy that may be available to it, to withhold and set off or deduct any indebtedness or amounts due hereunder against any compensation of any kind earned by Executive from Dominari or any of its affiliates but not yet paid to Executive to the fullest extent permissible under applicable law, along with any assets of Executive (individually, jointly with others, or in any other capacity) held at Dominari under this Agreement, all in accordance with applicable law; and

(c) Executive will execute a reaffirmation of the Loan under this Agreement prior to any discharge of debt under any bankruptcy or insolvency proceeding and file the reaffirmation, along with all required disclosures and statement of current income and expenses with the relevant court.

6. Cost and Expenses. Executive will pay to Dominari all costs and expenses reasonably incurred by Dominari for the purpose of maintaining, preserving, or enforcing its rights hereunder, including:

(a) the cost of collection;

(b) costs of obtaining money damages; and

(c) fees for the services of internal and/or external attorneys, professionals and experts used by Dominari for any purpose related to this Agreement and/or the Loan, including consultation, drafting documents, sending notices, or instituting, prosecuting or defending litigation or arbitration, whether out of court, in trial, on appeal, in bankruptcy, or otherwise.

All costs and expenses shall be payable by Executive to Dominari upon demand and shall bear interest at the Default Rate from demand until paid in full.

7. Registration. Executive understands and agrees that the Loan hereunder is conditioned on Executive being licensed to practice law in the State of New York and in good standing with the New York State Bar Association.

8. Set Off. Executive hereby grants to Dominari a right of deduction or set off for the Loan upon any and all moneys, securities, and other property of Executive and the proceeds thereof, now or hereafter held or received by or in transit to, Dominari, or at any affiliated entities, from or for Executive, to the fullest extent permissible under and subject to applicable law, and also upon any and all deposits (general or special) and credits of Executive at Dominari, or at any affiliated entities, at any time existing, subject to applicable law. Upon the occurrence of an Event pf Default, Executive hereby expressly authorizes Dominari to at any time and from time to time, without notice to Executive and within its sole discretion, to deduct, set off, appropriate, and apply any or all items referred to in this Section 8 against the Loan, including any interest due thereon.

9. Integration. Except to the extent referred to in the Executive Agreement, this Agreement (including the LSA and the Schedule, the terms of which are each hereby incorporated by reference and made a part hereof, any amendments, exhibits and addendums attached hereto) contains all of the agreements, representations and understandings made between the parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of any kind, whether written or oral, and of every nature between them.

10. Consent to Injunctive Relief and/or Prejudgment Writ of Garnishment. Executive warrants, covenants, and agrees the Dominari shall have no adequate remedy at law for a breach of or violation of the covenants contained in this Agreement. Executive consents to the issuance of a temporary restraining order or a preliminary or permanent injunction, without the posting of a bond or other security, to prohibit or enjoin the breach of any provisions of this Agreement, or to maintain the status quo pending the outcome of any arbitration proceeding or lawsuit which may be initiated. Executive consents to a prejudgment writ of garnishment in court for any assets held (individually, jointly with others, or in any other capacity) outside of Dominari. Executive agrees that Dominari does not waive any remedy at law in its efforts to secure injunctive relief and/or a prejudgment writ of garnishment if it files suit in court, and specifically does not waive its right to arbitration of this Agreement. Executive also understands that Dominari may also be entitled to monetary damages, including, but not limited to, reasonable attorney’s fees, expenses and costs, in the event of a breach or violation of this Agreement by Executive, or any collection of this Agreement, in court and/or in arbitration.

11. Modification. This Agreement may not be modified except in writing signed by both parties. Oral modifications of this Agreement are void and unenforceable.

12. Termination. This Agreement (other than Sections 6 and 13, which shall survive) shall terminate upon Executive’s payment in full of the Loan Amount in accordance with Section 1.3 above.

13. Choice of Law. This Agreement shall be interpreted in accordance with the laws of the State of New York, without regard or giving effect to the conflict of laws principals or provisions of the State of New York law and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

14. Assignment.

14.1. Executive may not assign Executive’s rights or obligations under this Agreement.

14.2. Dominari may pledge, transfer and assign its rights, responsibilities and obligations in, to and under this Agreement, without the consent of any person, including without Executive’s consent.

15. Not an Employment Contract. Executive expressly acknowledges that this Agreement is not an employment contract or an agreement to employ Executive for a specified period of time or a promise of continued employment with Dominari for any period of time whatsoever. Any such rights, if any, are contained exclusively in the Executive Agreement.

16. Severability; Usury.

16.1. Should any part of this Agreement for any reason be declared by any court (or arbitration panel) of competent jurisdiction to be legally invalid, void or unenforceable, such decision shall not affect the validity of the remaining portions of this Agreement, which remaining portions shall continue in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the parties that they would have executed the remaining portions of this Agreement without including any such part or portion which may for any reason be declared invalid, void or unenforceable.

16.2. If at any time and for any reason whatsoever, the interest rate payable on the Loan, including without limitation if the interest rate payable is the Default Rate, shall exceed the minimum rate of interest permitted to be charged by Dominari to Executive under applicable law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable law.

17. Waivers. Executive waives presentment, protest and notice of dishonor of any negotiable or commercial paper to which it is or may become a party, that may at any time come into the hands of Dominari shall not, by any act, delay, omission, or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Dominari, and then only to the extent therein set forth. A waiver by Dominari of any rights or remedy on any one occasion shall not be construed as a bar to, or waiver of, any such right or remedy which Dominari would otherwise have on any subsequent occasion.

18. Further Assurances. Executive agrees to execute any further documents, and to take any further actions, reasonably requested by Dominari to effectuate the rights granted to Dominari herein.

19. Waiver of Garnishment of Wages. If Executive is a head of a family, Executive hereby knowingly, voluntarily, and intentionally waives any exemption Executive may have for attachment or garnishment of Executive’s disposable earnings in excess of $500.00 or a minimum amount per week or in excess of any other applicable threshold, and agrees that upon an Event of Default, Dominari may attach or garnish such disposable earnings, subject to any applicable federal, state or local law limitations. If Executive is not a head of a family, Executive understands the Dominari may attach or garnish Executive’s disposable earnings, subject only to any applicable federal, state of local law limitations. For those purposes, Executive’s “disposable earnings” means any earnings remaining after the deduction of any amounts required by law to be withheld.

20. Miscellaneous. In this Agreement, the terms “include”, “including” and “includes” are deemed to be followed by the words “without limitation”. The terms “hereof”, “hereunder” and “herein” shall refer to this Agreement as a whole and not to any particular section.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be an original and all of which together will be deemed one and the same document.

22. Confidentiality. THE EXISTENCE OF THE LOAN THAT IS THE SUBJECT OF THIS AGREEMENT SHALL BE KEPT IN STRICTEST CONFIDENCE BY EXECUTIVE AND SHALL NOT BE DISCLOSED EXCEPT IN RESPONSE TO A WRITTEN INQUIRY FROM A SELF REGULATORY ORGANIZATION, A PROPERLY ISSUED JUDICIAL PROCESS, A SUBPOENA FROM AN ARBITRATION PANEL OR FOR THE LIMITED PURPOSES OF ALLOWING EXECUTIVE TO PREPARE REQUIRED TAX REPORTING FORMS AND TO RESPOND TO INQUIRIES FROM STATE OR FEDERAL TAX AUTHORITIES.

23. Notice. In the event that Executive is served with judicial process, as subpoena from an arbitration panel or any other forum, or a written inquiry from any self-regulatory organization seeking disclosure of matters relating to the grant of existence of the Loan that is the subject of this Agreement, Executive shall immediately provide written notice of such process to Dominari in order that Dominari may seek to protect its interest in preserving the confidentiality of such matters. Nothing in this Agreement shall prohibit or limit Executive from initiating communications with, or responding to an inquiry from, any regulatory authority or governmental agency or entity, to report possible violations of federal law or regulation, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. No prior authorization from Dominari shall be required to make any such reports or disclosures and no notice is required to Dominari that such reports or disclosures have been made.

Remainder of Page Left Intentionally Blank

Executive represents, warrants and acknowledges that, as of the Effective Date, (i) Executive has read and understands and consents to all of the terms and conditions of this Agreement, (ii) Executive had the opportunity to consult with independent legal counsel regarding the terms of this Agreement and that the execution of this Agreement is a voluntary act; and (iii) that Executive’s signature binds Executive to the terms of this Agreement.

DOMINARI HOLDINGS INC.

By:	/s/ Christopher Devall
Name:	Christopher Devall
Title:	Chief Operating Officer

MATTHEW B. MCCULLOUGH

By:	/s/ Matthew B. McCullough
Title:	General Counsel

Appendix A

Loan Schedule and Acknowledgement

Dominari and Executive, as of the Effective Date, hereby agree and acknowledge the terms set forth below relating to the Loan set forth in the Agreement,. This Loan Schedule and Acknowledgement is hereby incorporated by reference in and forms a part of this Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement.

1.	Loan Amount: one hundred thousand dollars ($100,000.00)
2.	First Month of Payor Deductions: May 2023
3.	Last Month of Payor Deductions: May 2028

DOMINARI HOLDINGS INC.

By:	/s/ Christopher Devall
Name:	Christopher Devall
Title:	Chief Operating Officer

Executive represents, warrants and acknowledges that, as of the Effective Date, (i) Executive has read and understands and consents to all of the terms and conditions of this Loan Schedule and Acknowledgement, (ii) Executive had the opportunity to consult with independent legal counsel regarding the terms of this Loan Schedule and Acknowledgement and that the execution of this Loan Schedule and Acknowledgement is a voluntary act; and (iii) that Executive’s signature binds to the terms of the Agreement.

Loan receipt agreed and acknowledged, and schedule accepted:

MATTHEW B. MCCULLOUGH

By:	/s/ Matthew B. McCullough
Title:	General Counsel

Loan Amortization Schedule